As filed with the Securities and Exchange Commission on June 2, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
_____________________

POZEN INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	62-1657552
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1414 Raleigh Road, Suite 400, Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

POZEN Inc. Restricted Stock Unit Inducement Awards
(Full Title of the Plans)
_____________________

Adrian Adams
Chief Executive Officer
POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina 27517
(Name and Address of Agent For Service)

(919) 913-1030
(Telephone Number, Including Area Code, of Agent For Service)
_____________________

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Andrew P. Gilbert, Esq.
DLA Piper LLP (US)
51 John F. Kennedy Parkway
Short Hills, New Jersey 07078
(973) 520-2553
_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	3,421,562 shares	$6.49	$22,205,937	$2,580
_______
(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under certain POZEN Inc. Inducement Award Restricted Stock Unit Agreements, by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by POZEN Inc., which results in an increase in the number of the outstanding shares of common stock of POZEN Inc.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the reported high and low sales prices per share of the common stock of POZEN Inc. on May 29, 2015, as reported by the NASDAQ Global Select Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by POZEN Inc. (the “Registrant”), relating to 3,421,562 shares of Common Stock issuable upon vesting of restricted stock units granted to new employees on June 2, 2015. These restricted stock units are inducement awards which are being granted in connection with the recipients’ commencement of employment with the Registrant.

PART I

Information Required in the Section 10(a) Prospectus

As permitted by the rules of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) omits the information specified in Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

POZEN Inc. (the “Registrant”; “our,” “we,” and “our” refer to the Registrant) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 11, 2015, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2014;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2015, February 6, 2015, May 22, 2015 and June 3, 2015; and

(d)	The description of the Registrant’s outstanding common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on October 6, 2000, including any amendment or report filed for the purpose of updating the description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

1

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article Eighth of our charter limits the monetary liability of each of our directors to us and our stockholders for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, (4) for any transaction from which the director derived an improper personal benefit or (5) for acts or omissions occurring prior to adoption of the charter. Article Ninth of our charter and Section 145 of the Delaware General Corporation Law provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities, subject to the procedures and limitations stated therein. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our charter and by-laws which are filed as an exhibits to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-35930) and an exhibit to the our Current Report on Form 8-K filed on September 20, 2007, respectively.

We have an insurance policy which insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit
3.1
Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 of the Registrant filed August 11, 2000, File No. 333-35930).

3.2	Second Amended and Restated By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 20, 2007).

5.1	Opinion of DLA Piper LLP (US), counsel to Registrant.

10.1	Form of POZEN Inc. Inducement Award Restricted Stock Unit Agreement.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

Item 9.	Undertakings

A.	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2)	that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chapel Hill, State of North Carolina, on this 2nd day of June, 2015.

POZEN INC.

By:	/s/ Adrian Adams
Adrian Adams
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of POZEN Inc., hereby severally constitute and appoint Adrian Adams and William L. Hodges, our true and lawful attorneys, with full power to each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable POZEN Inc. to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ ADRIAN ADAMS	Chief Executive Officer and Director	June 2, 2015
	Adrian Adams	(principal executive officer)

By:	/s/ WILLIAM L. HODGES	Senior Vice President Finance and	June 2, 2015
	William L. Hodges	Administration and Chief Financial Officer
(principal financial officer)

By:	/s/ JOHN E. BARNHARDT	Vice President, Finance and Administration	June 2, 2015
	John E. Barnhardt	(principal accounting officer)

By:	/s/ NEAL FOWLER	Director	June 2, 2015
Neal Fowler

By:	/s/ ARTHUR S. KIRSCH	Director	June 2, 2015
Arthur S. Kirsch

By:	/s/ KENNETH B. LEE, JR.	Director	June 2, 2015
Kenneth B. Lee, Jr.

By:	/s/ SETH A. RUDNICK, M.D.	Director	June 2, 2015
Seth A. Rudnick, M.D.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC

EXHIBITS

TO

FORM S-8

UNDER THE

SECURITIES ACT OF 1933

POZEN INC.

EXHIBIT INDEX

Exhibit Number	Exhibit
3.1
Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 of the Registrant filed August 11, 2000, File No. 333-35930).

3.2	Second Amended and Restated By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 20, 2007).

5.1	Opinion of DLA Piper LLP (US), counsel to Registrant.

10.1	Form of POZEN Inc. Inducement Award Restricted Stock Unit Agreement.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages of this Registration Statement).